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                                                                     Exhibit 3.7

                            ARTICLES OF INCORPORATION
                                       OF
                                 AINSWORTH CORP.

     To form a corporation pursuant to the Minnesota Business Corporation Act, the undersigned, an individual 18 years of age or older, adopts the following Articles of Incorporation:

     1. Name. The name of the corporation is Ainsworth Corp.

     2. Registered Office. The address of the registered agent and office of the corporation is C T Corporation System Inc., 405 Second Avenue South, Minneapolis, Minnesota 55401.

     3. Authorized Shares. The aggregate number of shares that the corporation is authorized to issue is 100,000 shares, par value $1.00 per share, all of which shares are designated as common shares.

     4. No Cumulative Voting. There shall be no cumulative voting by the shareholders of the corporation.

     5. No Preemptive Rights. The shareholders of the corporation shall not have any preemptive rights as defined in the Minnesota Business Corporation Act.

     6. Limitation of Directors' Liability. To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in these articles of incorporation inconsistent with this Article shall adversely affect any right or protection of a director or officer of the corporation with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

     7. Written Action by Directors. An action required or permitted to be taken at a meeting of the board of directors of the corporation may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by all of the directors unless the action need not be approved by the shareholders of the corporation, in which case the action may be taken by a written action signed, or counterparts of a written action signed in the aggregate, by the number of directors that would be required to take the same action at a meeting of the board of directors of the corporation at which all of the directors were present.

     8. Written Action by Shareholders. At any time that the corporation is not a "publicly held corporation" (as defined by Minnesota Statutes Section 302A.011, sub. 40), an action required or permitted to be taken at a meeting of the shareholders of the corporation may be taken without a meeting by written action signed, or consented to by authenticated electronic communication, by shareholders having voting power equal to the voting power that would be

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required to take the same action at a meeting of the shareholders at which all shareholders were present.

     9. No Dissenters' Rights for Articles Amendments. To the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a shareholder of the corporation shall not be entitled to dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, an amendment of the articles of incorporation.

     10. Control Share Acquisitions. Minnesota Statutes Section 302A.449, sub. 7, and 302A.671 (all as may be amended from time to time) concerning Control Share Acquisitions shall not apply to this corporation.

     11. Incorporator. The name and address of the incorporator are Tonya R. LaBrec, Dorsey & Whitney LLP, 50 South Sixth Street, Suite 1500, Minneapolis, Minnesota 55402.

Dated: February 2, 2005

                                        ----------------------------------------
                                        Tonya R. LaBrec, Incorporator


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